Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports Third Quarter Fiscal 2025 Results

Revenue and gross margin growth driven by strong data center sales, including benefit from Scott Springfield acquisition

Racine, WI – February 4, 2025 – Modine (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended December 31, 2024.

Third Quarter Highlights:

●	Net sales of $616.8 million increased 10 percent from the prior year
●	Net earnings of $41.2 million decreased $3.9 million, or 9 percent, from the prior year
●	Adjusted EBITDA of $87.3 million increased $13.4 million, or 18 percent, from the prior year
●	Earnings per share of $0.76 decreased $0.07, or 8 percent, from the prior year
●	Adjusted earnings per share of $0.92 increased $0.18, or 24 percent, from the prior year

“Our third quarter results were largely in line with our expectations and a continuation of the trends outlined last quarter, with strong data center sales leading the year-over-year revenue improvement,” said Modine President and Chief Executive Officer, Neil D. Brinker. “The Scott Springfield acquisition continues to perform exceptionally well, accelerating our growth and providing revenue synergies with numerous cross selling opportunities. This, along with strong organic data center growth, more than offset lower volumes in other areas of the business. Overall, I am pleased with our performance as we continue to grow and deliver strong results, while successfully managing through down cycles in many of Performance Technologies’ end markets.”

Third Quarter Financial Results

Net sales increased 10 percent to $616.8 million, compared with $561.4 million in the prior year. Sales growth was primarily driven by higher sales of data center cooling and HVAC and refrigeration (“HVAC&R”) products, partially offset by lower sales of heat transfer products and lower sales to automotive, commercial vehicle and off-highway customers.

Gross profit increased 18 percent to $149.6 million and gross margin improved by 160 basis points to 24.3 percent, which was primarily driven by favorable sales mix, including sales from the recently acquired Scott Springfield Manufacturing business and organic data center sales growth.

Selling, general and administrative (“SG&A”) expenses increased $14.0 million to $82.0 million. The increase was primarily due to higher compensation-related expenses, including increased incentive compensation resulting from improved financial results, and SG&A expenses from the acquired Scott Springfield Manufacturing business, including $4.6 million of incremental amortization expense for acquired intangible assets.

Operating income was $59.3 million, compared to $61.7 million in the prior year, a decrease of 4 percent. The decrease was driven by higher SG&A and restructuring expenses as compared to the prior year and the absence of a $4.0 million gain on the sale of three automotive businesses in Germany in fiscal 2024. These decreases are partially offset by higher gross profit on the higher sales volume. The Company recorded $8.3 million of restructuring expenses during the third quarter of fiscal 2025, primarily for severance-related expenses within the Performance Technologies segment. Net earnings of $41.2 million decreased $3.9 million, or 9 percent, compared to $45.1 million in the prior year. Adjusted EBITDA, which excludes restructuring expenses, certain other charges, interest expense, the provision for income taxes, and depreciation and amortization expense, was $87.3 million, an increase of $13.4 million, or 18 percent, compared to $73.9 million in the prior year.

Earnings per share was $0.76, compared with $0.83 in the prior year. Adjusted earnings per share was $0.92, compared with adjusted earnings per share of $0.74 in the prior year.

Third Quarter Segment Review

●	Climate Solutions segment sales were $360.8 million, compared with $254.0 million one year ago, an increase of 42 percent, including $73.6 million of sales from the acquired Scott Springfield Manufacturing business. This increase was driven by higher sales of data center cooling and HVAC&R products, partially offset by lower sales of heat transfer products. The segment reported gross margin of 28.6 percent, which was 100 basis points higher than the prior year, primarily due to higher sales volume and favorable sales mix. The segment reported operating income of $62.4 million, a 54 percent increase from the prior year. Adjusted EBITDA was $75.7 million, an increase of $27.5 million, or 57 percent, from the prior year.
●	Performance Technologies segment sales were $262.2 million, compared with $310.9 million one year ago, a decrease of 16 percent. This decrease primarily resulted from market-related declines to automotive, off-highway and commercial vehicle customers and the impact of dispositions in the prior year. The segment reported gross margin of 17.8 percent, down 50 basis points primarily due to lower sales volume, partially offset by improved operating efficiencies. The segment reported operating income of $15.8 million, a $13.7 million decrease compared to the prior year, primarily due to lower gross profit and higher restructuring expenses. Adjusted EBITDA was $28.4 million, a decrease of $8.0 million, or 22 percent, from the prior year.

Balance Sheet & Liquidity

Net cash provided by operating activities for the nine months ended December 31, 2024 was $158.5 million, a decrease of $16.5 million compared to the prior year. Free cash flow for the nine months ended December 31, 2024 was $102.2 million, a decrease of $29.0 million from the prior year. Higher operating earnings in the current year was more than offset by a decrease in customer deposits associated with sales contracts with long inventory lead times and higher capital expenditures to support long- and short-term growth. In addition, cash payments for restructuring activities, acquisition and integration costs, and environmental charges during the nine months ended December 31, 2024 increased by $15.8 million from the prior year to $25.5 million.

Total debt was $370.8 million as of December 31, 2024. Cash and cash equivalents at December 31, 2024 were $83.8 million. Net debt was $287.0 million as of December 31, 2024, a decrease of $84.5 million from the end of fiscal 2024.

Outlook

“We are reaffirming our previously announced guidance for Fiscal 2025, which would result in our third consecutive year of record results,” added Brinker. “Our outlook for the data center business remains strong, driven by both organic growth and the Scott Springfield acquisition. The investments we’ve made to expand our technology offerings, accelerate new product development, and add manufacturing capacity are all contributing to above-market growth. In the Performance Technologies segment, we have taken aggressive cost actions as vehicular end-markets remain challenged. We continue to believe that this, along with our 80/20 focus, will allow us to drive higher margins and earnings.”

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Wednesday, February 5, 2025, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss its third quarter financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after February 5, 2025. A call-in replay will be available through midnight on February 12, 2025, at 877-660-6853, (international replay 201-612-7415); Conference ID# 13750330. The Company will post a transcript of the call on its website on or after February 7, 2025.

About Modine

At Modine, we are Engineering a Cleaner, Healthier World™. Building on more than 100 years of excellence in thermal management, we provide trusted systems and solutions that improve air quality and conserve natural resources. More than 11,000 employees are at work in every corner of the globe, delivering the solutions our customers need, where they need them. Our Climate Solutions and Performance Technologies segments support our purpose by improving air quality, reducing energy and water consumption, lowering harmful emissions and enabling cleaner running vehicles and environmentally friendly refrigerants. Modine is a global company headquartered in Racine, Wisconsin (U.S.), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” “projects,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2024 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company's Quarterly Report on Form 10-Q for the quarters ended June 30, and September 30, 2024. Other risks and uncertainties include, but are not limited to, the following: the impact of potential adverse developments or disruptions in the global economy and financial markets, including impacts related to inflation, energy costs, government incentive or funding programs, supply chain challenges or supplier constraints, logistical disruptions, tariffs, sanctions and other trade issues or cross-border trade restrictions; the impact of other economic, social and political conditions, changes and challenges in the markets where we operate and compete, including foreign currency exchange rate fluctuations, changes in interest rates, tightening of the credit markets, recession or recovery therefrom, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties, including the impact on demand for our products and the markets we serve from regulatory and/or policy changes that have been or may be implemented in the U.S. or abroad, including those related to tax and trade, climate change, public health threats, and military conflicts, including the conflicts in Ukraine and in the Middle East and tensions in the Red Sea; the overall health and pricing focus of our customers; changes or threats to the market growth prospects for our customers; our ability to successfully realize anticipated benefits, including improved profit margins and cash flow, from our strategic initiatives and our application of 80/20 principles across our businesses; our ability to be at the forefront of technological advances and the impacts of any changes in the adoption rate of technologies that we expect to drive sales growth; our ability to accelerate growth organically and through acquisitions and successfully integrate acquired businesses; our ability to effectively and efficiently manage our operations in response to sales volume changes, including maintaining adequate production capacity to meet demand in our growing businesses while also completing restructuring activities and realizing benefits thereof; our ability to fund our global liquidity requirements efficiently and comply with the financial covenants in our credit agreements; operational inefficiencies as a result of product or program launches, unexpected volume increases or decreases, product transfers and warranty claims; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; our ability to recruit and maintain talent in managerial, leadership, operational and administrative functions and to mitigate increased labor costs; our ability to protect our proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology (“IT”) systems; the impact of a material weakness identified in our internal controls related to IT system access in Europe on our financial reporting process; costs and other effects of environmental investigation, remediation or litigation and the increasing emphasis on environmental, social and corporate governance matters; our ability to realize the benefits of deferred tax assets; and other risks and uncertainties identified in our public filings with the U.S. Securities and Exchange Commission. Forward-looking statements are as of the date of this press release, and we do not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, net debt, free cash flow, organic sales and organic sales growth (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity. These measures are not, and should not be viewed as, substitutes for the applicable GAAP measures, and may be different from similarly titled measures used by other companies.

Definition – Adjusted EBITDA and adjusted EBITDA margin

The Company defines adjusted EBITDA as net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, acquisition and integration costs, and certain other gains or charges. Adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales. The Company believes that adjusted EBITDA and adjusted EBITDA margin provide relevant measures of profitability and earnings power. The Company views these financial metrics as being useful in assessing operating performance from period to period by excluding certain items that it believes are not representative of its core business. Adjusted EBITDA, when calculated for the business segments, is defined as operating income excluding depreciation and amortization expenses, restructuring expenses, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, acquisition and integration costs, and excluding changes in income tax valuation allowances and certain other gains or charges. Adjusted earnings per share is an overall performance measure, not including costs associated with restructuring and acquisitions and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. Net debt is an indicator of the Company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment. Free cash flow presents cash generated from operations during the period that is available for strategic capital decisions.

Definition – Organic sales and organic sales growth

Net sales and net sales growth can be impacted by acquisitions, dispositions, and foreign currency exchange rate fluctuations. The Company defines organic sales as external net sales excluding the impact of acquisitions and the effects of foreign currency exchange rate fluctuations. Organic sales growth represents the percentage change of organic sales compared to prior year external net sales, excluding the impact of dispositions. The effect of exchange rate changes is calculated by using the same foreign currency exchange rates as those used to translate financial data for the prior period. The Company adjusts for acquisitions and dispositions by excluding net sales in the current and prior periods, respectively, for which there are no comparable sales in the reported periods. These sales growth measures provide a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations or acquisitions and dispositions.

Modine Manufacturing Company

Consolidated statements of operations (unaudited)

(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2024	2023	2024	2023
Net sales	$616.8	$561.4	$1,936.3	$1,804.3
Cost of sales	467.2	434.1	1,458.5	1,414.0
Gross profit	149.6	127.3	477.8	390.3
Selling, general & administrative expenses	82.0	68.0	250.6	198.3
Restructuring expenses	8.3	1.6	18.2	2.1
Gain on sale of assets	—	(4.0)	—	(4.0)
Operating income	59.3	61.7	209.0	193.9
Interest expense	(6.2)	(5.8)	(21.1)	(17.8)
Other income (expense) – net	1.1	(0.5)	(0.7)	(1.0)
Earnings before income taxes	54.2	55.4	187.2	175.1
Provision for income taxes	(13.0)	(10.3)	(51.8)	(37.8)
Net earnings	41.2	45.1	135.4	137.3
Net earnings attributable to noncontrolling interest	(0.2)	(0.7)	(1.0)	(1.6)
Net earnings attributable to Modine	$41.0	$44.4	$134.4	$135.7

Net earnings per share attributable to Modine shareholders – diluted	$0.76	$0.83	$2.49	$2.55

Weighted-average shares outstanding – diluted	53.9	53.2	53.9	53.2

Condensed consolidated balance sheets (unaudited)

(In millions)

	December 31, 2024	March 31, 2024
Assets
Cash and cash equivalents	$83.8	$60.1
Trade receivables	423.0	422.9
Inventories	336.7	357.9
Other current assets	62.1	53.1
Total current assets	905.6	894.0
Property, plant and equipment – net	354.8	365.7
Intangible assets – net	152.3	188.3
Goodwill	232.6	230.9
Deferred income taxes	61.9	75.1
Other noncurrent assets	122.6	97.5
Total assets	$1,829.8	$1,851.5

Liabilities and shareholders’ equity
Debt due within one year	$40.8	$31.7
Accounts payable	244.0	283.4
Other current liabilities	198.7	230.7
Total current liabilities	483.5	545.8
Long-term debt	330.0	399.9
Other noncurrent liabilities	153.1	150.3
Total liabilities	966.6	1,096.0
Total equity	863.2	755.5
Total liabilities & equity	$1,829.8	$1,851.5

Modine Manufacturing Company

Condensed consolidated statements of cash flows (unaudited)

(In millions)

	Nine months ended December 31,
	2024	2023
Cash flows from operating activities:
Net earnings	$135.4	$137.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	58.5	41.1
Gain on sale of assets	—	(4.0)
Stock-based compensation expense	16.7	7.7
Deferred income taxes	8.5	4.7
Other – net	5.2	4.7
Changes in operating assets and liabilities:
Trade accounts receivable	(11.6)	26.9
Inventories	13.2	(18.5)
Accounts payable	(19.3)	(67.8)
Other assets and liabilities	(48.1)	42.9
Net cash provided by operating activities	158.5	175.0

Cash flows from investing activities:
Expenditures for property, plant and equipment	(56.3)	(43.8)
Payments for business acquisitions	(3.4)	(4.8)
Other – net	0.6	(5.9)
Net cash used for investing activities	(59.1)	(54.5)

Cash flows from financing activities:
Net decrease in debt	(60.6)	(20.7)
Purchases of treasury stock	(12.3)	(17.6)
Other – net	0.5	0.9
Net cash used for financing activities	(72.4)	(37.4)

Effect of exchange rate changes on cash	(3.2)	0.9

Net increase in cash, cash equivalents and restricted cash	23.8	84.0

Cash, cash equivalents and restricted cash - beginning of period	60.3	67.2

Cash, cash equivalents and restricted cash - end of period	$84.1	$151.2

Modine Manufacturing Company

Segment operating results (unaudited)

(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2024	2023	2024	2023
Net sales:
Climate Solutions	$360.8	$254.0	$1,084.5	$829.9
Performance Technologies	262.2	310.9	868.7	991.3
Segment total	623.0	564.9	1,953.2	1,821.2
Corporate and eliminations	(6.2)	(3.5)	(16.9)	(16.9)
Net sales	$616.8	$561.4	$1,936.3	$1,804.3

	Three months ended December 31,				Nine months ended December 31,
	2024		2023		2024		2023
	$’s	% of sales	$’s	% of sales	$’s	% of sales	$’s	% of sales
Gross profit:
Climate Solutions	$103.1	28.6%	$70.1	27.6%	$310.2	28.6%	$222.8	26.8%
Performance Technologies	46.7	17.8%	57.0	18.3%	170.3	19.6%	166.5	16.8%
Segment total	149.8	24.0%	127.1	22.5%	480.5	24.6%	389.3	21.4%
Corporate and eliminations	(0.2)	—	0.2	—	(2.7)	—	1.0	—
Gross profit	$149.6	24.3%	$127.3	22.7%	$477.8	24.7%	$390.3	21.6%

	Three months ended December 31,		Nine months ended December 31,
	2024	2023	2024	2023
Operating income:
Climate Solutions	$62.4	$40.4	$186.9	$136.1
Performance Technologies	15.8	29.5	78.1	88.3
Segment total	78.2	69.9	265.0	224.4
Corporate and eliminations	(18.9)	(8.2)	(56.0)	(30.5)
Operating income	$59.3	$61.7	$209.0	$193.9

Modine Manufacturing Company

Adjusted financial results (unaudited)

(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2024	2023	2024	2023
Net earnings	$41.2	$45.1	$135.4	$137.3
Interest expense	6.2	5.8	21.1	17.8
Provision for income taxes	13.0	10.3	51.8	37.8
Depreciation and amortization expense	19.4	13.4	58.5	41.1
Other (income) expense – net	(1.1)	0.5	0.7	1.0
Restructuring expenses (a)	8.3	1.6	18.2	2.1
Acquisition and integration costs (b)	0.1	—	2.0	—
Environmental charges (c)	0.2	1.2	0.3	2.4
Gain on sale of assets (d)	—	(4.0)	—	(4.0)
Adjusted EBITDA	$87.3	$73.9	$288.0	$235.5

Net earnings per share attributable to Modine shareholders - diluted	$0.76	$0.83	$2.49	$2.55
Restructuring expenses (a)	0.12	0.02	0.29	0.03
Acquisition and integration costs (b)	0.04	—	0.15	—
Environmental charges (c)	—	0.02	—	0.03
Gain on sale of assets (d)	—	(0.13)	—	(0.13)
Adjusted earnings per share	$0.92	$0.74	$2.93	$2.48
____

(a)	Restructuring expenses primarily consist of employee severance expenses, the majority of which were recorded within the Performance Technologies segment, and equipment transfer costs. The tax benefit related to restructuring expenses during the third quarter of fiscal 2025 and fiscal 2024 was $1.7 million and $0.4 million, respectively. The tax benefit related to restructuring expenses during the first nine months of fiscal 2025 and fiscal 2024 was $2.5 million and $0.5 million, respectively.

(b)	On March 1, 2024, the Company acquired Scott Springfield Manufacturing, a leading provider of air handling units for the data center, telecommunications, healthcare, and aerospace markets. The adjustment in fiscal 2025 includes $1.6 million recorded at Corporate for the impact of an inventory purchase accounting adjustment. The Company wrote up acquired inventory to its estimated fair value and charged the write-up to cost of sales as the underlying inventory was sold. The fiscal 2025 costs also include fees for accounting and legal professional services and incremental costs directly associated with integration activities. In addition, for purposes of calculating adjusted EPS, the Company also adjusted for $8.0 million of incremental amortization expense recorded in the Climate Solutions segment during the first nine months of fiscal 2025 associated with an acquired order backlog intangible asset, which will be substantially amortized by the end of fiscal 2025. The tax benefit related to the acquisition related costs and adjustments for the third quarter and first nine months of fiscal 2025 was $0.6 million and $2.2 million, respectively.

(c)	Environmental charges, including related legal costs, are recorded as SG&A expenses at Corporate and relate to previously-owned facilities. The tax benefit related to environmental charges during the first nine months of fiscal 2025 and fiscal 2024 was $0.1 million and $0.6 million, respectively.

(d)	The Company’s sale of three automotive businesses based in Germany closed on October 31, 2023. As a result of the sale, the Company recorded a $4.0 million gain on sale at Corporate during the third quarter of fiscal 2024. The tax benefit associated with the sale totaled $3.1 million.

Modine Manufacturing Company

Segment adjusted financial results (unaudited)

(In millions)

	Three months ended December 31, 2024				Three months ended December 31, 2023
	Climate	Performance	Corporate and		Climate	Performance	Corporate and
	Solutions	Technologies	eliminations	Total	Solutions	Technologies	eliminations	Total
Operating income	$62.4	$15.8	$(18.9)	$59.3	$40.4	$29.5	$(8.2)	$61.7
Depreciation and amortization expense	12.2	7.1	0.1	19.4	6.4	6.7	0.3	13.4
Restructuring expenses (a)	1.1	5.5	1.7	8.3	1.4	0.2	—	1.6
Acquisition and integration costs (a)	—	—	0.1	0.1	—	—	—	—
Environmental charges (a)	—	—	0.2	0.2	—	—	1.2	1.2
Gain on sale of assets (a)	—	—	—	—	—	—	(4.0)	(4.0)
Adjusted EBITDA	$75.7	$28.4	$(16.8)	$87.3	$48.2	$36.4	$(10.7)	$73.9

Net sales	$360.8	$262.2	$(6.2)	$616.8	$254.0	$310.9	$(3.5)	$561.4
Adjusted EBITDA margin	21.0%	10.8%		14.2%	19.0%	11.7%		13.2%

	Nine months ended December 31, 2024				Nine months ended December 31, 2023
	Climate	Performance	Corporate and		Climate	Performance	Corporate and
	Solutions	Technologies	eliminations	Total	Solutions	Technologies	eliminations	Total
Operating income	$186.9	$78.1	$(56.0)	$209.0	$136.1	$88.3	$(30.5)	$193.9
Depreciation and amortization expense	36.7	21.3	0.5	58.5	18.7	21.6	0.8	41.1
Restructuring expenses (a)	2.8	13.7	1.7	18.2	1.7	0.4	—	2.1
Acquisition and integration costs (a)	—	—	2.0	2.0	—	—	—	—
Environmental charges (a)	—	—	0.3	0.3	—	—	2.4	2.4
Gain on sale of assets (a)	—	—	—	—	—	—	(4.0)	(4.0)
Adjusted EBITDA	$226.4	$113.1	$(51.5)	$288.0	$156.5	$110.3	$(31.3)	$235.5

Net sales	$1,084.5	$868.7	$(16.9)	$1,936.3	$829.9	$991.3	$(16.9)	$1,804.3
Adjusted EBITDA margin	20.9%	13.0%		14.9%	18.9%	11.1%		13.1%
____

(a)	See the Adjusted EBITDA reconciliations on the previous page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company

Net debt (unaudited)

(In millions)

	December 31, 2024	March 31, 2024
Debt due within one year	$40.8	$31.7
Long-term debt	330.0	399.9
Total debt	370.8	431.6

Less: cash and cash equivalents	83.8	60.1
Net debt	$287.0	$371.5

Free cash flow (unaudited)

(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$60.7	$64.2	$158.5	$175.0
Expenditures for property, plant and equipment	(16.0)	(17.6)	(56.3)	(43.8)
Free cash flow	$44.7	$46.6	$102.2	$131.2

Organic sales and organic sales growth (unaudited)

(In millions)

	Three months ended December 31, 2024				Three months ended December 31, 2023
		Effect of					Sales	Organic
	External	Exchange Rate	Effect of	Organic	External	Effect of	Excluding	Sales
	Sales	Changes	Acquisitions	Sales	Sales	Dispositions	Dispositions	Growth
Net sales:
Climate Solutions	$360.7	$(1.1)	$(73.6)	$286.0	$254.0	$—	$254.0	13%
Performance Technologies	256.1	3.8	—	259.9	307.4	(8.0)	299.4	(13)%
Net Sales	$616.8	$2.7	$(73.6)	$545.9	$561.4	$(8.0)	$553.4	(1)%

	Nine months ended December 31, 2024				Nine months ended December 31, 2023
		Effect of					Sales	Organic
	External	Exchange Rate	Effect of	Organic	External	Effect of	Excluding	Sales
	Sales	Changes	Acquisitions	Sales	Sales	Dispositions	Dispositions	Growth
Net sales:
Climate Solutions	$1,084.3	$(2.8)	$(168.1)	$913.4	$829.9	$—	$829.9	10%
Performance Technologies	852.0	9.8	—	861.8	974.4	(54.2)	920.2	(6)%
Net Sales	$1,936.3	$7.0	$(168.1)	$1,775.2	$1,804.3	$(54.2)	$1,750.1	1%

SOURCE: Modine

Kathleen Powers

(262) 636-1687

kathleen.t.powers@modine.com